October 21, 2008


Dear Fellow Stockholder:

     We recently mailed you proxy material in connection with our upcoming Special Meeting of Stockholders to be held on November 10, 2008. According to our records, we have not yet received your proxy.

     It is very important that your shares be voted, regardless of the number of shares you own.

     Please take a moment to VOTE your shares by returning your proxy in the envelope provided. If your shares are held with a broker or bank, you can also vote by telephone or the internet by following the enclosed instructions.

     Our Board of Directors unanimously recommends a vote FOR the proposal stated in the proxy materials.

     Please disregard this letter if you already voted your shares. Thank you for your cooperation and support.


Sincerely,



/s/ Ross J. Prossner
-----------------------------------------
Ross J. Prossner
President and Chief Executive Officer